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                                                                 EXHIBIT 99(g)-3


ADDENDUM TO AMENDED CUSTODIAN AGREEMENT

         This Addendum to the Amended Custodian Agreement dated November 12, 1997 is entered into by and between Firstar Bank Milwaukee, N.A. and KEELEY Small Cap Value Fund, Inc. on this 30th day of September, 1998.

         WHEREAS, the entity known as Firstar Trust Company ceased operations on September 30, 1998; and

         WHEREAS, Firstar Bank Milwaukee, N.A. represents that it has the necessary trust and custodial powers to enter into this Agreement;

         NOW, THEREFORE, Firstar Bank Milwaukee, N.A. will be the successor responsible party to the Agreement referenced above and will assume all responsibility for any acts or omissions during the time Firstar Trust Company was the named service provider under this same Agreement.

Firstar Bank Milwaukee, N.A.                KEELEY Small Cap Value Fund, Inc.


By: /s/Michael R. McVoy                     By: /s/John L. Keeley, Jr.
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Attest: /s/Gail M. Zess                     Attest: /s/Mary A. Ferrari
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